Wednesday, November 2, 2011	Exhibit 99.1

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer
860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPURCHASES AND CANCELS U.S. TREASURY’S WARRANT TO PURCHASE 57,671 SHARES OF COMMON STOCK

Lakeville, Connecticut, November 2, 2011 /PR Newswire…..Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities: “SAL”, the holding company for Salisbury Bank and Trust Company, today announced that it had repurchased from the United States Department of the Treasury (the “Treasury”) a warrant to purchase 57,671 shares of the Company’s Common Stock at a purchase price of $22.93 per share (the “Warrant”).

The Company issued the Warrant to the Treasury on March 13, 2009 as part of the Company’s participation in the Capital Purchase Program (the “CPP”) of the Emergency Economic Stabilization Act of 2008.  The shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued to the Treasury under the CPP were repurchased from the Treasury on August 25, 2011.

The Warrant was repurchased for $205,000.  Simultaneously with the repurchase of the Warrant, the Company cancelled the Warrant.

More details regarding the transactions described above may be found in Salisbury’s Current Report on Form 8-K filed on November 2, 2011 with the United States Securities and Exchange Commission at www.sec.gov or www.salisburybank.com under Shareholder Relations. Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company (the “Bank”), a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York.  The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made.  Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.